Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

The following is a list of subsidiaries of 8x8, Inc. as of March 31, 2024, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Name	Where Incorporated
8x8 UK Limited	United Kingdom
Fuze, Inc.	Delaware